Exhibit 99.1

deCODE Appoints Senior Vice President of Corporate Development

Reykjavik, ICELAND, October 25, 2006 — deCODE genetics (Nasdaq:DCGN) today announced that it has appointed Jakob Sigurdsson as Senior Vice President, Corporate Development.

Mr. Sigurdsson has served for the past two years as CEO and President of Alfesca, a multinational foods group with major operations in Iceland, the UK, France and Spain and annual turnover of approximately $800 million. He previously held senior positions in the United States and Europe for Rohm and Haas Company, a NYSE-listed specialty materials company. Mr. Sigurdsson holds a BS degree in chemistry from the University of Iceland and an MBA from the Kellogg School of Management at Northwestern University.

“We welcome Jakob to deCODE. His expertise and success in building major multinational enterprises make him a key addition to the deCODE team. We are focused on advancing our product development work in both drugs and diagnostics as well as expanding our partnerships in the global pharmaceutical industry, and Jakob will play a vital role in executing on our strategy,” said Kari Stefansson, CEO of deCODE.

About deCODE
deCODE genetics (NASDAQ:DCGN) is a global leader in applying human genetics to develop drugs for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.